                                                                    Exhibit 99.1

                                Explanatory Note

                Pursuant to that certain stock option agreement dated December
15, 2005, the Reporting Person was awarded 10,000 option shares. In each of following five years commencing on date of grant, the option shares will vest and become exercisable 20% per year.

        This award was made pursuant to the Nexstar Broadcasting Group Inc. 2003
Long-term Incentive Plan and exempt from Section 16(b) of the Securities and
Exchange Act of 1934 (as amended) under Rule 16b-3.